Exhibit 99.1

VAALCO Energy, Inc. Announces Hedging Program for Etame

HOUSTON, July 26 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY), announced that the Company has hedged 60,000 barrels of oil per month for its own account with Dated Brent costless collars effective through calendar year 2005. The Company’s crude currently sells for approximately Dated Brent less $3.00. The collars were put in place with a Dated Brent floor of $50.00 and a ceiling of $66.00. Should Dated Brent prices fall below $50.00, the Company will continue to receive approximately $47.00 net per barrel, while at Dated Brent prices above $66.00 the Company will receive approximately $63.00 net per barrel. The volume hedged represents approximately 40% of the Company’s anticipated net production after taxes for the balance of the year.

Robert Gerry, Chairman and CEO, stated, “We saw an opportunity to take advantage of the recent run up in crude prices to lock in a $50.00 Dated Brent floor for the balance of the year. We continue with our activities to hook up the Etame 6H well which we expect to be on production later this week.”

VAALCO’s next scheduled lifting for the consortium is set for approximately 500,000 barrels in late July bringing the total produced oil to over 17 million barrels since inception. The Company expects to report second quarter results during the first week in August.